Exhibit 5.1

Squire Patton Boggs (US) LLP 1120 Avenue of the Americas, 13th floor New York, New York 10036 O +1 212 872 9800 F +1 212 872 9815 squirepattonboggs.com

September 26, 2024

Amerant Bancorp, Inc.

220 Alhambra Circle

Coral Gables, Florida 33132

Re:	Public Offering of Common Stock

Ladies and Gentlemen,

We have acted as counsel to Amerant Bancorp, Inc., a Florida corporation (the “Company”), in connection with the sale by the Company of an aggregate of 8,684,210 shares (the “Shares”) of the Company’s Class A voting common stock, par value $0.10 per share (the “Common Stock”), pursuant to that certain Underwriting Agreement, dated September 25, 2024 (the “Underwriting Agreement”), by and among the Company and Stephens Inc. and Piper Sandler & Co., as Representatives of the several underwriters named in Schedule A thereto. The foregoing number of Shares includes up to 784,210 shares of Common Stock pursuant to an option to purchase additional Shares granted to the underwriters named in the Underwriting Agreement. The offer and sale of the Shares were registered pursuant to the Registration Statement on Form S-3 (File No. 333-272886) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and are being offered pursuant to the base prospectus included in the Registration Statement, as supplemented by a prospectus supplement relating to the Shares dated September 25, 2024 (together with the accompanying base prospectus and any amendments thereto, the “Prospectus”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company); (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues with the assistance of independent counsel.

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Amerant Bancorp, Inc.	Squire Patton Boggs (US) LLP

September 26, 2024

We also have assumed that the Shares will be sold as described in the Prospectus and the Underwriting Agreement.

Based upon and subject to the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company, and, when issued, delivered, and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect as of the date of this letter, the Florida Business Corporation Act, the applicable provisions of the Florida Constitution and reported judicial decisions interpreting these laws. We do not express any opinion herein concerning the laws of any other state, country or jurisdiction. We express no opinion as to (i) compliance with any federal or state securities laws, including the securities laws of the State of Florida, or (ii) the securities laws of any other country or jurisdiction. Our opinion is based on applicable constitutions, statutes, regulations and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule, judicial decision, governmental policy or otherwise which may be enacted or adopted after the date hereof, or if we become aware of any fact or circumstance that might change any opinion after the date hereof. Accordingly, we assume no obligation to revise, update or supplement the opinion rendered herein should any such changes occur after the date hereof or to advise you of any such changes.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on or about the date hereof, and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP
Squire Patton Boggs (US) LLP